EXHIBIT 23.2

[RYDER SCOTT COMPANY, L.P. LETTERHEAD]

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent oil and gas consultants, we hereby consent to the inclusion of our audit letter dated January 29, 2002, our report letter dated January 22, 2003 and our report letter dated January 29, 2004 (collectively, the “Reserve Letters”), each addressed to Westport Resources Corporation, in this Annual Report on Form 10-K of Westport Resources Corporation for the year ended December 31, 2003 (the “Annual Report”), and to all references to our firm and the Reserve Letters included or made a part of the Annual Report.

/s/ RYDER SCOTT COMPANY, L.P.

Denver, Colorado
March 4, 2004